As filed with the Securities and Exchange Commission on July 15, 1994
                                                  REGISTRATION NO.  33-53759

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                  ---------------

                                  AMENDMENT NO. 1
                                         TO

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                   --------------

                             ORION CAPITAL CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                 95-6069054
        (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                Identification Number)

                             Orion Capital Corporation
                                30 Rockefeller Plaza
                           New York, New York  10112-0156
                                   (212) 332-8080
                (Address, including zip code, and telephone number,
         including area code, of Registrant's principal executive offices)

                              Michael P. Maloney, Esq.
                   Vice President, General Counsel and Secretary
                             Orion Capital Corporation
                                30 Rockefeller Plaza
                           New York, New York  10112-0156
                                   (212) 332-8080
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

                                   --------------

                                     COPIES TO:

                                Robert M. Hart, Esq.
                               Donovan Leisure Newton
                                      & Irvine
                                30 Rockefeller Plaza
                           New York, New York  10112-0156
                                   (212) 632-3000

                                   --------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.







         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
    check the following box. /   /
                             ---
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /
                   ---



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.












         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL, PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            SUBJECT TO COMPLETION,
                              DATED JULY 15, 1994

                                    [logo]

                                 $100,000,000

                           ORION CAPITAL CORPORATION

               DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
                        DEPOSITARY SHARES AND WARRANTS

         Orion Capital Corporation ("Orion") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, $1.00 par value per share (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined herein) evidenced by Depositary Receipts (as defined herein), (iii) shares of its common stock, $1.00 par value per share (the "Common Stock"), and (iv) warrants to purchase securities of Orion as shall be designated by Orion at the time of the offering (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering. (The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively called the "Securities").

         The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $100,000,000 aggregate public offering price. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest, if any (which may be fixed, floating or adjustable rate), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of Orion or the holder, any sinking fund provisions, terms for any conversion or exchange into other Securities, the initial public offering price and other special terms, (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, the initial public offering price and other terms, (iii) in the case of Warrants, the duration, purchase price, exercise price and detachability of such Warrants and a description of the securities for which each Warrant is exercisable, and (iv) in the case of Depositary

    Shares, the fractional share of Preferred Stock represented by each such Depositary Share. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

         Orion's Common Stock is listed on the New York Stock Exchange under the trading symbol "OC." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

         Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Orion. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt (as defined herein) of Orion.

         The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations, if applicable to the Securities offered.

                                --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

         The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of Orion or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

         The date of this Prospectus is           , 1994.
                                        ----------

         FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ORION OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ORION AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         Orion is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission").

         Orion has filed with the Commission a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain portions of the Registration Statement have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, instrument or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, instrument or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

         The Registration Statement, the exhibits and schedules thereto, and the reports and other information filed by Orion with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy or information statements, Registration Statement and exhibits and other information concerning Orion can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus and made a part hereof:

         (1) Orion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by Amendment No. 1 on Form 10-K/A to include financial information required by Form 11-K for the year ended December 31, 1993 with respect to Orion's Employees' Stock Savings and Retirement Plan, as filed with the Commission on April 28, 1994;

         (2) Orion's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994; and

         (3) the description of Orion's Common Stock and its preferred stock purchase rights associated with the Common Stock contained in its registration statements filed pursuant to
              Section 12 of the Exchange Act and any amendment or report filed for the purposes of updating those descriptions.

         All documents filed by Orion pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Incorporated by reference into Orion's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 are the financial statements for the fiscal year ended December 31, 1993 of Guaranty National Corporation ("Guaranty National") included in Guaranty National's Annual Report on Form 10-K for the 1993 fiscal year (the "Guaranty National 1993 Form 10-K"). In addition, the information set forth under the caption "Reserves" (on pages 11 through 14) in the Guaranty National 1993 Form 10-K is incorporated by reference herein. Orion currently holds, through wholly-owned subsidiaries, slightly less than 50% of Guaranty National's outstanding common stock. Since November 1991, Guaranty National's operations have been reported by Orion on an equity accounting basis.

         ORION UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE DOCUMENTS THAT HAVE BEEN INCORPORATED BY REFERENCE INTO THIS PROSPECTUS (NOT INCLUDING EXHIBITS

    TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO MICHAEL P. MALONEY, SECRETARY, ORION CAPITAL CORPORATION, 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10112, TELEPHONE NUMBER (212) 332-8080.

                                  THE COMPANY

         Orion Capital Corporation ("Orion") is a property and casualty insurance holding company incorporated under the laws of the State of Delaware in 1960. Although Orion's insurance subsidiaries and affiliates are authorized to underwrite and sell most types of property and casualty insurance throughout the United States and in Canada, their businesses are concentrated in niche insurance lines, particularly specialty workers compensation, architect and engineer professional liability and specialty automobile insurance. (Orion and its wholly-owned subsidiaries are referred to collectively as the "Company" unless the context requires otherwise). The Company markets workers compensation insurance through the EBI Companies and through Nations' Care, Inc., which was formed in late 1993 and will primarily focus on alternative workers compensation services and products. The Company writes professional liability insurance through the DPIC Companies, assumed reinsurance through SecurityRe Companies and other specialty property and casualty insurance principally through the Connecticut Specialty Insurance Group. The Company also participates in the nonstandard commercial and personal automobile insurance business through its slightly less than 50% interest in Guaranty National. In December 1993, the Company completed the purchase of a 20% interest in the outstanding common stock of Intercargo Corporation ("Intercargo"). Intercargo is an insurance holding company whose subsidiaries specialize in international trade and transportation coverages.

         During 1992 and the first part of 1993, Orion reconfigured and simplified its debt and capital structure by issuing $110,000,000 principal amount of 9 1/8% Senior Notes due September 1, 2002 (the
    "9 1/8% Senior Notes") and entered into a loan agreement with a group of banks (the "Loan Agreement") under which it had, as of March 31, 1994, $48,500,000 in loans outstanding and $5,000,000 in available unused line of credit commitments. These borrowings are unsecured. Borrowings under the Loan Agreement bear interest at or below prime and mature on January 31, 1998.

         The Company's principal executive offices are located at 30 Rockefeller Plaza, New York, New York 10112-0156, and its telephone number is (212) 332-8080. The home offices of all the Company's insurance subsidiaries are located at 9 Farm Springs Drive, Farmington, Connecticut 06032-2569.

         Common Stock and per common share data have been restated to reflect Orion's 5-for-4 stock splits paid on December 7, 1992 and November 15, 1993.

         A.M. Best Company raised the Company's primary rating in September, 1993 to an "A (Excellent)" from an "A- (Excellent)." A.M. Best Company has upgraded the ratings of the Company three times since mid-1990. In general, A.M. Best Company's ratings are based on an analysis of the financial condition and operation of an insurance company as they relate to the industry. These ratings are not primarily designed for investors and do not constitute recommendations to buy, sell or hold any security.

                                USE OF PROCEEDS

         Except as otherwise set forth in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including working capital, investment in subsidiaries, the repayment of existing bank debt, possible future business acquisitions and/or the repurchase of shares of the Common Stock. The Company does not have any present plans and is not engaged in any negotiations for the use of any such proceeds or the issuance of Common Stock in any future acquisition. Any proposal to use proceeds from any offering of Securities in connection with an acquisition will be disclosed in the Prospectus Supplement relating to such offering.


                      RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the historical ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                               Three Months
                                  Ended
                                 March 31,     Years Ended December 31,
                                           --------------------------------
                                   1994    1993   1992   1991   1990   1989
                                   ----    ----   ----   ----   ----   ----
    Ratio of Earnings
      to Fixed Charges             4.46    4.83   3.34   3.15   2.08   2.44

    Ratio of Earnings
      to Combined Fixed
      Charges and
      Preferred Stock
      Dividends                    4.46    4.72   2.69   2.58   1.82   2.05

         For purposes of computing both the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent consolidated earnings from operations before equity in earnings of affiliates, federal income taxes, cumulative effect of adoption of new accounting principles and extraordinary item plus fixed charges and distributed earnings of affiliates. "Fixed charges" consist of interest and the portion of rental expense deemed representative of the interest factor. Preferred stock dividends, which are not deductible for income tax purposes, have been increased to a taxable equivalent basis. This adjustment has been calculated by using the effective tax rate for the applicable year.
    All shares of Orion preferred stocks were converted into Common Stock or redeemed in 1992 and 1993; as a result, for the three months ended

    March 31, 1994, the ratio of earnings to combined fixed charges and preferred stock dividends was the same as the ratio of earnings to fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         The Senior Debt Securities are to be issued under an Indenture to
    be dated as of             , 1994 (the "Senior Indenture"), between
                   ------------
    Orion and State Street Bank and Trust Company of Connecticut, National Association ("State Street"), as trustee. The Subordinated Debt Securities are to be issued under a separate Indenture to be dated as
    of           , 1994 (the "Subordinated Indenture"), between Orion and
       ----------
    State Street, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. See "Available Information." State Street is sometimes hereinafter referred to as "Trustee." See "Trustee" below. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Indentures.


    GENERAL

         The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities are payable in currency of the United States of America. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of Orion and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Orion. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined below) of Orion, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus

    Supplement applicable to an offering of Subordinated Debt Securities. The Debt Securities will be payable in the currency of the United States.

         Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") which shall set forth whether the Offered Debt Securities shall be Senior Debt Securities or Subordinated Debt Securities, and shall further set forth the following terms of the Offered Debt
    Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities;
    (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date; (4) the date or dates on which the principal of the Offered Debt Securities will be payable; (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (6) whether the Offered Debt Securities will be secured; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed in whole or in part at the option of Orion pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of Orion to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if applicable, the terms of any right to convert or exchange the Offered Debt Securities into other securities or property of Orion; (11) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (14) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the depositary for, and other terms relating to, such Global Security or Securities; (15) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures; (16) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series, or any provision that any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series shall not be for the benefit of the Offered Debt Securities, or any combination of such covenants, warranties or provisions; (17) any restriction or condition on the transferability of the Offered Debt Securities; (18) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (19) any other terms of the Offered Debt Securities. (Indentures, Section 301) Debt Securities may also be issued under the Indentures upon the exercise of Warrants. See "Description of Warrants."

         Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Indentures, Section 302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but Orion or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Indentures, Section 305)

         Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

         Since Orion is a holding company, the rights of Orion, and hence the rights of creditors of Orion (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Orion itself as a creditor of such subsidiary may be recognized. Generally, the Debt Securities will be effectively subordinated to all existing and future indebtedness of Orion's operating subsidiaries. Holders of the Debt Securities should also be aware of the restrictions under state insurance regulations on dividends and distributions by its insurance subsidiaries to Orion. See "Limitations on Payments from Insurance Subsidiaries" below.

         The Indentures do not contain any provisions that limit the ability of Orion or any subsidiary to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving Orion or any subsidiary.


         The terms of Orion's presently outstanding Loan Agreement limit the amount and type of additional borrowings, prepayments of existing indebtedness, liens and guarantees by the Company and require the Company to meet minimum net worth and certain other financial tests. However, the Loan Agreement does not limit the Company's ability to incur additional indebtedness provided that the terms and repayment of such borrowings are subordinated to those under the Loan Agreement in accordance with the terms thereof. The Loan Agreement prohibits the

    Company from making, without the approval of a majority of the banks participating in the loan, any voluntary or optional prepayments of indebtedness other than (i) prepayments of indebtedness incurred thereunder and (ii) payments applicable to other indebtedness up to an aggregate $6.7 million as of March 31, 1994.

         The Loan Agreement requires that the Company comply with certain covenants applicable to amounts of stockholders' equity, policyholders' surplus and ratio of net premiums written to policyholders' surplus ("operating leverage ratio"). For 1994, the Company must maintain stockholders' equity of not less than $285 million, policyholders' surplus of not less than $235 million (excluding the statutory carrying value of the Guaranty National common stock held by the Company) and an operating leverage ratio of not greater than 3.0 to 1. At March 31, 1994, the Company had $375 million in stockholders' equity, $334 million in policyholders' surplus (excluding the statutory carrying value of the Guaranty National common stock as indicated above) and an operating leverage ratio of 1.6 to 1. Under the Loan Agreement, an event of default would occur if the Company incurred a net loss for any fiscal year greater than its net earnings during the immediately preceding fiscal year or incurred a combined net loss for two consecutive fiscal years exceeding $10 million. The terms "net loss" and "net earnings" are as defined in the Loan Agreement. The Company's net earnings (as defined) for the years ended December 31, 1993 and 1992 were $57.0 million and $45.8 million, respectively.

         The Indenture for the 9 1/8% Senior Notes does not contain financial covenants requiring the Company to maintain a certain financial condition or limitations on the amount of additional debt that Orion or its subsidiaries may incur, but does limit the aggregate amount of secured indebtedness that the Company may incur without equally and ratably securing the holders of the 9 1/8% Senior Notes. Subject to certain specified exceptions, such secured indebtedness is limited to 15% of Consolidated Tangible Net Worth, as such term is defined in the Indenture for the 9 1/8% Senior Notes, of the Company as reflected on the Company's most recently prepared quarterly balance sheet.


    EVENTS OF DEFAULT AND NOTICE THEREOF

         Unless otherwise specified in the Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of, or premium (if any) on, any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) failure to pay interest, if any, on any Debt Security of that series when due and such failure continues for a period of 30 days; (c) failure by Orion to perform in any material respect any other covenant in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) which continues for a period of 90 days after written notice to Orion; (d) due acceleration (which acceleration shall not have been rescinded within 30 days after written notice to Orion) of any indebtedness for borrowed money in a principal amount in excess of $40,000,000 for which Orion or any Principal Subsidiary (as defined) is liable, including Debt Securities of another series, or a default by Orion or any Principal Subsidiary in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $40,000,000 unless such acceleration or default at maturity shall be remedied or cured by Orion or such Principal Subsidiary or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision and any acceleration relating thereto shall be rescinded; and
    (e) certain events of insolvency, reorganization, receivership or liquidation of Orion. (Indentures, Section 501)

         No Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Indentures, Section 502)

         Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

         Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest, if any) if it considers it in the interest of the Holders of the Debt Securities to do so. (Indentures, Section 602)

         Orion will be required to furnish to the applicable Trustee annually a statement by certain officers of Orion as to the compliance with all conditions and covenants of the Indentures. (Indentures, Section 1004)

         The Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such applicable Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Indentures, Sections 512 and 513)

         The Indentures provide that, in case an Event of Default shall occur and be continuing, the applicable Trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
    (Indentures, Section 601). Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they shall have offered to such Trustee security or indemnity in form and substance reasonably satisfactory to such Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Indentures, Section
    603)

         No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered security or indemnity to such Trustee in form and substance reasonably satisfactory to such Trustee, to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures, Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security, or of the right to convert such Debt Security in accordance with the Indentures (if applicable). (Indentures, Section 308)

    MODIFICATION AND WAIVER

         Each Indenture provides that from time to time, Orion and the Trustee, without the consent of the Holders of any series of Debt Securities, may amend the Indenture or such series of Debt Securities for certain specified purposes, including curing ambiguities, defects, or inconsistencies and making any such change that does not adversely affect the rights of any Holder of such series of Debt Securities. Modifications and amendments of the Indentures may also be made by Orion and the applicable Trustee, with the consent of the Holders of not less than a majority of aggregate principal amount of each series of the Outstanding Debt Securities issued under the Indentures which is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (1) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of any Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable);
    (6) reduce the percentage of Holders of Debt Securities necessary to modify or amend the Indentures; (7) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or (8) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indentures or for waiver of certain defaults. (Indentures, Section
    902)

         The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by Orion with certain restrictive provisions of the Indentures and waive any past default under the Indentures, except a default in the payment of principal (or premium, if any), or interest (if any) or in the performance of certain covenants. (Indentures, Sections 907 and 513)

    DEFEASANCE AND COVENANT DEFEASANCE

         The Indentures provide that Orion may elect either (A) to defease and be discharged from any and all obligations with respect to any series of such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "Subordinated Debt Securities" herein and except for the obligations to exchange or register the transfer of such Debt Securities to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) to be released from its obligations with respect to such Debt Securities concerning the restrictions described under "Limitations on Liens on Common Stock of Principal Subsidiaries" and "Consolidation, Merger and Sale of Assets" and any other covenants applicable to such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" herein), which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and
    (d) under "Events of Default and Notice Thereof" (with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the applicable Trustee (or other qualifying trustee), in trust for such purpose, of money and U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) Orion has delivered to the applicable Trustee

    (A) in the case of defeasance, an Opinion of Counsel (as defined) stating that (1) Orion has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in case of either (1) or (2) to the effect that the Holders of such Securities will not recognize a gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur or (B) in the case of covenant defeasance, an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit and (iii) in the case of Subordinated Debt Securities, (x) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt. (Indentures, Article Thirteen)

         Orion may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Orion exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If Orion exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under Clause (B) above. In the event Orion omits to comply with its remaining obligations with respect to such Debt Securities under the Indentures after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may, in certain circumstances, be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default; however, Orion will remain liable in respect of such payments. (Indentures, Article Thirteen)

    LIMITATION ON LIENS ON COMMON STOCK OF PRINCIPAL SUBSIDIARIES

         Except as set forth below, so long as any of the Senior Securities or the Subordinated Debt Securities (as the case may be) remains outstanding, Orion will not, and will not permit any Principal Subsidiary to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance in the nature of a lien ("Lien") on any shares of the Common Stock of a Principal Subsidiary, which Common Stock is owned by Orion or by a Principal Subsidiary, without effectively providing that such Debt

    Securities (and the 9 1/8% Senior Notes if and to the extent then required to be secured by the terms of the 9 1/8% Senior Notes Indenture), and, if Orion so elects, any other indebtedness for borrowed money of Orion ranking senior to or on a parity with such Debt Securities, shall be secured equally and ratably with, or prior to, such indebtedness so long as such indebtedness shall be so secured unless after giving effect thereto, the aggregate amount of all such secured indebtedness of Orion and its Subsidiaries would not exceed 15% of the Consolidated Tangible Net Worth of Orion and its Subsidiaries as reflected on Orion's most recently prepared quarterly balance sheet; provided, however, that this covenant shall not apply to, and there
    --------  -------
    shall be excluded from secured indebtedness in any computation under this covenant, indebtedness for borrowed money secured by: (i) Liens existing on the date of the Indenture; (ii) Liens on any shares of common stock of any corporation existing at the time such corporation becomes a Principal Subsidiary or merges into or consolidates with Orion or any Principal Subsidiary; (iii) Liens on shares of common stock of any Person existing at the time of acquisition thereof by Orion or any Principal Subsidiary; (iv) Liens to secure the financing of the acquisition, construction or improvement of property, or the acquisition of shares of stock, by Orion or any Principal Subsidiary if such Liens are created not later than one year after such acquisition, or in the case of property, completion of construction or commencement of commercial operation, whichever is later, (v) Liens in favor of Orion or any Subsidiary; (vi) Liens required by or in favor of governments or agencies thereof including those to secure progress, advance or other payments pursuant to any contract or provision of any statute; (vii) Liens in the nature of rights of set-off or bankers' liens pursuant to any contract or statute; and (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part of any Lien referred to in the foregoing clauses (i) to (vii) inclusive; provided, further that
                                              --------  -------
    (a) such extension, renewal or replacement Lien shall be limited to all or a part of the same shares of stock that secured the Lien extended, renewed or replaced and (b) the indebtedness secured by such Lien at such time is not increased. (Indentures, Section 1005) See "General" above.

         "Principal Subsidiary" means any Subsidiary of the Company which at the time of determination has, (A) assets which, as of the date of the Company's most recently prepared quarterly consolidated balance sheet, constituted at least 15% of the Company's total assets on a consolidated basis as of such date, or (B) revenues for the 12-month period ending on the date of the Company's most recently prepared quarterly consolidated statement of income which constituted at least 15% of the Company's total revenues on a consolidated basis for such period or (C) net earnings for the 12-month period ending on the date of the Company's most recently prepared quarterly consolidated statement of income which constituted at least 15% of the Company's total net earnings on a consolidated basis for such period. (Indentures, Section 101) As of the date of this Prospectus, the

    Principal Subsidiaries are Security Insurance Company of Hartford and Employee Benefits Insurance Company.

         "Consolidated Tangible Net Worth" means, at any date, the total assets appearing on the most recently prepared consolidated balance sheet of Orion and its Subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments and except to the extent an inconsistency results from compliance with new financial accounting standards with which the Company's independent public accountants concur), less (a) the total liabilities appearing on such balance sheet and (b) intangible assets. For this purpose, "intangible assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; and (iii) unamortized debt discount and expense, less unamortized premium; but
    (iv) excludes deferred policy acquisition costs and deferred income tax assets.

         For purposes of the Indentures, "Common Stock" means, with respect to Orion, its common stock, par value $1.00 per share, and with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Indentures, Section 101)

    CONSOLIDATION, MERGER AND SALE OF ASSETS

         Orion may not consolidate with or merge into any other Person or sell its property and assets as, or substantially as, an entirety to any Person and may not permit any Person to merge into or consolidate with Orion unless (i) either Orion will be the resulting or surviving entity or any successor or purchaser is a corporation, partnership or trust organized under the law of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Orion's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. (Indentures, Section 801)

    CONVERSION RIGHTS

         The terms on which Debt Securities of any series may be convertible or exchangeable into Common Stock or other securities of Orion or exchangeable into securities of another corporation will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Orion, and may include provisions pursuant to which the number of shares of Common

    Stock or other securities of Orion or the securities of another corporation as the case may be, to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock or other securities of Orion as of a time stated in the Prospectus Supplement. (Indentures, Article Twelve)

    SUBORDINATION OF DEBT SECURITIES

         Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

         The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Orion, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture, Section 1502)

         By reason of such subordination, in the event of liquidation or insolvency, creditors of Orion who are not Holders of Senior Debt may recover less, ratably, than Holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

         In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture, Section 1503)

         No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture, Section 1504) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of Orion) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

         "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,
    (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Orion to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include (i) the Subordinated Debt Securities or
    (ii) the Debt referred to in clause (vi) of the definition of Debt.

         The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Orion. The Senior Debt Securities, when issued, will constitute Senior Debt. The indebtedness under Orion's presently outstanding Loan Agreement and its 9 1/8% Senior Notes also constitute Senior Debt. At March 31, 1994, Senior Indebtedness outstanding aggregated approximately $158 million, and as of the date of this
    Prospectus aggregated approximately $    million.  See "Description of
                                          ---
    Debt Securities -- General" and "The Company."

         The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt
    Securities of a particular series.

    GLOBAL SECURITIES

         The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Indentures, Sections 204 and 305)

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

    THE TRUSTEE

         Each Indenture contains limitations on the right of the Trustee, as a creditor of Orion, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the applicable Indenture it is a creditor of Orion. State Street Bank and Trust Company, an affiliate of the Trustee, is a lender under the Loan Agreement. See "The Company." At March 31, 1994, its portion of the outstanding indebtedness thereunder was approximately $4,850,000.

         The applicable Trustee or its affiliates may act as depositary for funds of, make loans to and perform other services for, or may be a customer of, the Company in the ordinary course of business.

    GOVERNING LAW

         The Indentures are governed by and shall be construed in accordance with the laws of the State of New York, but without regard to principles of conflicts of laws.

    LIMITATIONS ON PAYMENTS FROM INSURANCE SUBSIDIARIES

         As a holding company, Orion is dependent primarily upon dividends, payments in lieu of taxes and management service fees from its operating subsidiaries to pay its expenses, including debt service requirements and dividends to its stockholders. The payment of dividends and other distributions to Orion by its insurance subsidiaries is subject to state regulation. No state restricts dividend payments by Orion to its stockholders.

         The ability of the Company's insurance subsidiaries to declare dividends is governed primarily by the insurance laws of each subsidiary's state of incorporation. Generally, such laws currently provide that, unless prior approval is obtained, dividends of a property and casualty insurance company in any consecutive 12-month period shall not exceed the greater of its net income for the preceding calendar year or 10% of its policyholders' surplus as of the preceding December 31, determined on a statutory accounting basis. Dividends and distributions by the Company's insurance subsidiaries are also subject to a requirement that statutory policyholders' surplus be reasonable in relation to outstanding liabilities and adequate to meet the companies' financial needs following the declaration of any dividends or distributions. State insurance regulators have, however, broad discretionary authority with respect to approving the payment of dividends by insurance companies. As part of the process of accreditation by the National Association of Insurance Commissioners, state insurance regulators have been recommending the adoption of new state statutory standards for the payment of dividends by insurance companies without prior approval. Some states have implemented more restrictive dividend standards. Under current regulations applicable to the Company, the maximum dividends permitted at December 31, 1993 for the ensuing twelve months, without prior approval, aggregated $37,373,000. Since it is difficult to predict future levels of statutory policyholders' surplus or earnings, the amount of dividends that could be paid in the future without prior approval cannot be determined at this time.

         Reference is made to the full text of the applicable statutes for their respective terms, and this partial summary is not intended to be complete.


                         DESCRIPTION OF CAPITAL STOCK

         The following descriptions and the descriptions contained in "Description of Preferred Stock" and "Description of Common Stock" are summaries, and reference is herein made to the detailed provisions of the following documents, instruments and agreements copies of which are filed as exhibits to the Registration Statement: (i) Orion's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"); (ii) Orion's By-Laws, as amended (the "By-Laws"); and
    (iii) the Rights Agreement dated March 15, 1989 between Orion and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as Rights Agent (the "Rights Agreement"), pursuant to which shares of Series A Junior Participating Preferred Stock ("Junior Participating Preferred Stock") are issuable in certain circumstances. See "Description of Common Stock -- Stockholder Preferred Stock Purchase Rights; Antitakeover Considerations."

         Pursuant to the Certificate of Incorporation, the authorized capital stock of Orion consists of 30,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

         As of March 31, 1994, there were outstanding: (a) 14,346,251 shares of Common Stock (with the associated rights to purchase shares of Junior Participating Preferred Stock in certain circumstances pursuant to the Rights Agreement) and (b) employee stock options to purchase an aggregate of 287,087 shares of Common Stock (of which options to purchase an aggregate of 191,446 shares of Common Stock were exercisable as of such date). As of March 31, 1994, an aggregate of 636,070 shares of Common Stock were reserved for issuance pursuant to Orion's 1979 Stock Option Plan and its 1982 Long-Term Performance Incentive Plan.


                        DESCRIPTION OF PREFERRED STOCK

         The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms and the particular terms of a specific series of Preferred Stock will be described in the Prospectus Supplement relating to that series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to Orion's Certificate of Incorporation (as it may be amended from time to time) and the certificate of designation relating to each such series of Preferred Stock (the "Certificate of Designation"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part at or prior to the time of issuance of such series of the Preferred Stock.

    GENERAL

         Under Orion's Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to issue from time to time up to 5,000,000 shares of Preferred Stock and to fix and determine the terms, limitations and relative rights and preferences of any class of such preferred stock, including, without limitation, any voting rights thereof, to divide and issue any of the classes of preferred stock in series, and to fix and determine the variations among series to the extent permitted by law. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the Preferred Stock. As of the date of this Prospectus, Orion has no preferred stock outstanding. Orion has authorized 100,000 shares of the Junior Participating Preferred Stock for issuance upon exercise of certain preferred share purchase rights associated with each share of outstanding Common Stock as provided in the Rights Agreement. For additional information about the Rights Agreement and certain other considerations, see "Description of Common Stock -- Stockholder Preferred Stock Purchase Rights; Antitakeover Considerations."

         The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock offered thereby for specific terms, including: (1) the designation and the number of shares offered; (2) the amount of liquidation preference per share; (3) the price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate; (5) any redemption or sinking fund provisions; (6) the terms of any rights to convert or exchange the Preferred Stock into other securities or property of Orion; (7) whether Orion has elected to offer Depositary Shares (as defined below); and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

         As indicated elsewhere herein, because Orion is a holding company, its rights and the rights of holders of its securities, including the holders of Preferred Stock, to participate in the distribution of assets of any subsidiary of Orion upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent Orion may itself be a creditor with recognized claims against such subsidiary or a holder of preferred stock of such subsidiary. See also "Description of Debt Securities -- Limitations on Payments by Insurance Subsidiaries." The Preferred Stock shall with respect to dividend rights and rights upon winding up and dissolution of Orion rank prior to the Common Stock.

         The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock offered hereby will rank on a parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock (other than the Junior Participating Preferred Stock). The Prospectus Supplement will contain, if applicable, a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus.


    DIVIDEND RIGHTS

         Holders of the Preferred Stock of each series will be entitled to receive when, as and if declared by the Board of Directors of Orion, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of Orion on such record dates as will be fixed by the Board of Directors of Orion or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

         For information about funds available for payment of dividends by Orion, see "Description of Debt Securities - Limitations on Payments from Insurance Subsidiaries."

    RIGHTS UPON LIQUIDATION

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Orion, the holders of each series of Preferred Stock will be entitled to receive out of assets of Orion available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares.

    REDEMPTION

         One or more series of the Preferred Stock may be redeemable, in whole or in part, at the option of Orion, and may be subject to mandatory redemption pursuant to a sinking fund, in each case, upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to each such series.

    CONVERSION

         The terms, if any, on which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of Orion, in which case the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

    TRANSFER AGENT AND REGISTRAR

         The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

    VOTING RIGHTS

         The holders of Preferred Stock of a series offered hereby will not have any voting rights except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law.

    DEPOSITARY SHARES

         GENERAL. Orion may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Orion and a depositary to be named by Orion in a Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).
    The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms.
    Whenever particular sections of the Deposit Agreement are referred to, it is intended that such sections shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

         DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

         REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the

    Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Orion redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

         VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Orion will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

         AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Orion and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock, including in connection with any liquidation, dissolution or winding up of Orion and such distribution has been distributed to the holders of Depositary Receipts.

         RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to Orion notice of its election to do so, and Orion may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

         CHARGES OF DEPOSITARY. Orion will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Orion will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

         MISCELLANEOUS. The Depositary will forward all reports and communications from Orion which are delivered to the Depositary and which Orion is required or otherwise determines to furnish to the holders of the Preferred Stock.

         Neither the Depositary nor Orion will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither Orion nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Orion and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


                          DESCRIPTION OF COMMON STOCK

    GENERAL

         Subject to the rights of the holders of any shares of Orion's Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock which may be issued, and except as may be required pursuant to the Delaware General Corporation Law. Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters on which stockholders are entitled to vote, including the election of directors, except as otherwise provided by law. There is no classification of the Board of Directors, and stockholders are not entitled to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of Orion, the holders of Common Stock are entitled to receive, after payment of all of Orion's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of Orion. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Any shares of Common Stock sold hereunder will be fully paid and nonassessable. The Common Stock is listed on the New

    York Stock Exchange under the symbol "OC." See also "Description of Debt Securities -- Limitations on Payments by Insurance Subsidiaries."

    CERTAIN RESTRICTIONS

         Orion is subject to state laws regulating insurance holding companies. Most states have enacted legislation or adopted administrative regulations affecting insurance holding companies and the acquisition of control of insurance companies. Most states require administrative approval of the acquisition of 10% or more of the outstanding voting securities of an insurance company incorporated in the state or the acquisition of 10% or more of the voting securities of an insurance holding company whose insurance subsidiary is incorporated in the state. The acquisition of 10% of such shares (which would include securities convertible into voting securities) is deemed to be the acquisition of "control" for the purpose of most holding company statutes and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition but also administrative approval prior to the acquisition. See also "Description of Debt Securities -- Limitations on Payments from Insurance Subsidiaries." Reference is made to the full text of the applicable statutes for their respective terms, and this partial summary is not intended to be complete.

    STOCKHOLDER PREFERRED STOCK PURCHASE RIGHTS; ANTITAKEOVER
    CONSIDERATIONS

         In March 1989, the Board of Directors of Orion declared a dividend distribution of one preferred stock purchase right (the "Rights") on each outstanding share of Common Stock and entered into the Rights Agreement with respect to the Rights. The Rights attach to each share of Common Stock subsequently issued, prior to the time the rights become exercisable, expire or are redeemed. The Rights have been adjusted as a result of the two 5-for-4 stock splits to 64% of a Right on a share of Common Stock. See "The Company." The Rights are designed to assure stockholders that they will receive equitable treatment in the event of a proposed takeover.

         Under the Rights Agreement, each holder of a Right is entitled to buy one hundredth of a share of Junior Participating Preferred Stock. The Rights will be exercisable if an acquiror gains a 20% or greater beneficial ownership interest in Common Stock by either a purchase, a tender offer or an exchange offer. If an acquiror gains such 20% or greater beneficial ownership other than on fair and favorable terms to all stockholders, each Right not owned by such acquiror will enable the holder to purchase, at an initial exercise price of $80, Common Stock (or other consideration in some circumstances) having a value of twice the Right's exercise price. In addition, if, following the acquisition of 20% or more of its Common Stock, Orion is involved in a merger or other business combination transaction in which common shares are changed or converted, or Orion sells 50% or more of its assets, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then current exercise price, common shares of such other company having a value of twice the Rights exercise price.

    Orion will generally be entitled to redeem the Rights at $.01 per Right at any time until, unless otherwise extended, the 10th day following public announcement that 20% or more of its outstanding Common Stock is to be acquired by any person.

         The Common Stock offered hereby will be entitled to the benefit of the Rights and the certificates representing such shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. The Rights trade with and are evidenced by the Common Stock until they become exercisable.

         Orion's By-Laws include a provision requiring written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board), at a meeting of stockholders containing certain information and compliance with certain procedural steps.

         Pursuant to the Certificate of Incorporation, the Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of Orion. Orion could issue a class or classes of preferred stock the provisions of which would not protect the holders thereof with respect to redemption premiums in the event of certain mergers or other changes of control or not provide the holders thereof an opportunity to vote as a class with respect to certain changes of control.

         Orion is a Delaware corporation and is subject to the provisions of Section 203 ("Business Combinations with Interested Stockholders") of the Delaware General Corporation Law, which prohibits, subject to various conditions, certain business combination transactions (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain other transactions) between a Delaware corporation subject to Section 203 and an "interested stockholder" (as defined below) for a period of three years following the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. An "interested stockholder" is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of such a Delaware corporation. Reference is made to the full text of the statute for its entire terms and the partial summary contained in this Prospectus is not intended to be complete.

         Certain of the provisions described above may have antitakeover effects and tend to support incumbent management or have the effect of discouraging transactions involving actual or potential change in control of Orion. Management is not aware of any attempt to acquire the Company.

    TRANSFER AGENT

         The Transfer Agent and Registrar for the Common Stock is Chemical Bank, New York, New York.


                            DESCRIPTION OF WARRANTS

    GENERAL

         Orion may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock or Common Stock.
    Warrants may be issued independently or together with any such securities of Orion and may be attached to or separate from such securities of Orion. The Warrants are to be issued under the warrant agreement with respect to Debt Warrants ("Debt Warrant Agreement") and the warrant agreement with respect to warrants for Common Stock and Preferred Stock (the "Stock Warrant Agreement") (each a "Warrant Agreement" and collectively, the "Warrant Agreements") to be entered into between Orion and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. Copies of the form of Stock Warrant and Debt Warrant Agreements, including the form of warrant certificates (the "Warrant Certificates") representing the Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to and qualified in their entirety by reference to all provisions of the Stock Warrant and Debt Warrant Agreements and Certificates.


    MODIFICATIONS

         The Warrant Agreements and the terms of the Warrants may be amended by Orion and the Warrant Agent, without the consent of the holders thereof, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contain therein, or in any other manner which Orion may deem necessary or desirable and which will not materially and adversely affect the interests of such holders.

         Orion and the Warrant Agent also may modify or amend certain other terms of the Warrant Agreements and the Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected. However, no such modification or amendment may be made without the consent of the holders affected thereby if such proposed amendment would (i) shorten the period of time during which the Warrants may be exercised; (ii) otherwise materially and adversely affect the exercise rights of the holders of the Warrants; or (iii) reduce the number of outstanding Warrants.

    MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

         If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Orion, then the successor or assuming corporation shall succeed to and be substituted for Orion in, and Orion will be relieved of any further obligation under, the Warrant Agreements or the Warrants.


    ENFORCEABILITY OF RIGHTS BY HOLDERS

         The Warrant Agent will act solely as an agent of Orion in connection with the issuance and exercise of any Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by Orion in the performance of its obligations under the Warrant Agreements or the Warrant Certificates. Each holder of Warrants may, without the consent of the Warrant Agent, enforce by appropriate legal action, on its own behalf, its right to exercise such Warrants.

    DEBT WARRANTS

         The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the Debt Securities of Orion for which such Debt Warrants are exercisable; (3) the aggregate number of such Debt Warrants;
    (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price or prices at which such Debt Warrants will be issued; (5) the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities of Orion with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the date, if any, on and after which such Debt Warrants and the related securities of Orion will be separately transferable;
    (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of material United States Federal income tax considerations, if any; (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants; and (12) the terms of the securities of Orion purchasable upon exercise of such Debt Warrants.

         Debt Warrant certificates will be exchanged for new Debt Warrant certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise. The denomination of any Warrants will be in U.S. currency.


    OTHER WARRANTS

         Orion may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities, which may be Common Stock or Preferred Stock of Orion described herein or in a Prospectus Supplement hereto, for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of material federal income tax considerations; and (7) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The Prospectus Supplement will also disclose the amount of Securities called for by such Warrants, and if applicable, the amount of Warrants outstanding. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchas-able upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise. The applicable Prospectus Supplement will provide information, as the case may be, of provisions for any change in the exercise price, as well as the expiration date of such Warrants and the kind, frequency and timing of any notice to be given.


    EXERCISE OF WARRANTS

         Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount or such number of securities of Orion at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by Orion), unexercised Warrants will become void.

         Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the

    Warrant Agent or any other office indicated in the Prospectus
    Supplement, Orion will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining Warrants.


                             PLAN OF DISTRIBUTION

         Orion may sell Securities to one or more underwriters for public offering and sale by them, and also may sell Securities directly to investors or to other purchasers or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. In connection with distributions of Common Stock or otherwise, Orion may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assume with Orion.

         In connection with the sale of Securities, underwriters or agents may receive compensation from Orion or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from Orion and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Orion will be described, in the Prospectus Supplement.

         Under agreements which may be entered into by Orion, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by Orion against any contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Orion for certain expenses.

         If so indicated in the Prospectus Supplement, Orion will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from Orion pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Orion. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

         Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for Orion in the ordinary course of business.

         The Securities may or may not be listed on a national securities exchange or a foreign securities exchange (other than the Common Stock, which is listed on the New York Stock Exchange). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the Securities.


                            VALIDITY OF SECURITIES

         The legal validity of the Securities offered hereby will be passed upon for the Company by Donovan Leisure Newton & Irvine, New York, New York, and for any underwriters or agents by counsel to be named in the appropriate Prospectus Supplement.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Orion's Annual Reports on Form 10-K and the financial statements of Guaranty National incorporated therein have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The reports of Deloitte & Touche on the December 31, 1993 consolidated financial statements and schedules of Orion and the December 31, 1993 financial statements of Guaranty National refer to a change in 1993 in accounting for postretirement benefits, accounting for income taxes, accounting for reinsurance and accounting for investments to conform to four new accounting standards required under generally accepted accounting principles.

         With respect to the unaudited interim information which is incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Orion's Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


    ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the registrant's expenses with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, all amounts shown are estimates:

         Securities and Exchange Commission filing fee        $34,483
         Printing and engraving fees and expenses                *
         Accounting fees and expenses                            *
         Legal fees and expenses                                 *
         Blue sky fees and expenses                              *
         Trustee's, Depositary's and Warrant
           Agent's Fees and Expenses                             *
         Rating Agency fees                                      *
         Miscellaneous                                         -------
              TOTAL                                           $  *
                                                               -------

    --------------------
    *    To be filed by amendment.


    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant is a Delaware corporation.  Reference is made to
    Section 145 of the Delaware General Corporation Law as to indemnifica-tion by the Registrant of its officers and directors. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article VII of the Registrant's Restated Certificate of Incorporation, as amended (which Restated Certificate of Incorporation is incorporated by reference as Exhibit 4.1 to this Registration Statement) and Article IX of the Registrant's By-Laws, as amended (which By-Laws are incorporated by reference to Exhibit 4.2 to this Registration Statement), provide for the indemnification of the Registrant's officers and directors in accordance with the Delaware General Corporation Law, and include, as permitted by the Delaware General Corporation Law, certain limitations on the potential personal liability of members of the Registrant's Board of Directors for monetary damages as a result of actions taken in their capacity as Board members. The Registrant has entered into indemnification agreements (approved by its stockholders) with each of its directors and senior officers which, among other things, contractually confirm the indemnity provided under the Registrant's Restated Certificate of Incorporation, its By-Laws and the Delaware General Corporation Law.

         The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

         The form(s) of proposed Underwriting Agreement(s) filed as Exhibit 1 hereto may include provisions relating to indemnification and contribution for the benefit of the Underwriters for any offering made hereby and may also contain provisions relating to the indemnification of directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

    ITEM 16. EXHIBITS

    (a)

    1      Proposed form(s) of Underwriting Agreement(s).*

    4.1 Restated Certificate of Incorporation of the Registrant, as amended on June 3, 1993 (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for 1993).

    4.2 By-Laws, as amended on May 7, 1993 (incorporated by reference to the Registrant's Annual Report on Form 10-K for 1993).

    4.3 Certificate of Designation, Preferences and Rights of Series A Junior Participation Preferred Stock of the Registrant, dated March 23, 1989 (incorporated by reference to Exhibit 4(xi) to the Registrant's Annual Report on Form 10-K for 1988).

    4.4 Certificate of Designation, Preferences and Rights of Preferred Stock to be offered hereunder.*

    4.5 Specimen certificate representing shares of the Registrant's Common Stock (proof of March 27, 1989) (incorporated by reference to Exhibit 4(xii) to the Registrant's Annual Report on Form 10-K for 1988).

    4.6 Rights Agreement dated as of March 15, 1989 between Orion Capital Corporation and Chemical Bank (formerly Manufacturers Hanover Trust Company), Rights Agent (incorporated by reference to Registrant's Form 8-A filed on March 28, 1989).

    4.7 Indenture, dated as of September 8, 1992, between Orion Capital Corporation and Shawmut Bank Connecticut, National Association (formerly The Connecticut National Bank), as Trustee of the
           9 1/8% Senior Notes due September 1, 2002 (incorporated by reference to Exhibit 4(v) to Registrant's Annual Report on Form 10-K for 1992).

    4.8    Specimen certificate representing Orion Capital Corporation's
           9 1/8% Senior Notes (incorporated by reference to Exhibit 4(vi) to Registrant's Annual Report on Form 10-K for 1992).


    [FN]
    --------------------
    *    To be filed by amendment or by a report on Form 8-K pursuant to
         Item 601 of Regulation S-K.

         Previously filed.

    4.9 Form of Indenture for Senior Debt Securities between the Registrant and State Street Bank and Trust Company of
           Connecticut, National Association, as Trustee.

    4.10 Form of Indenture for Subordinated Debt Securities between the Registrant and State Street Bank and Trust Company of
           Connecticut, National Association, as Trustee.

    4.11   Form of Stock Warrant Agreement.*

    4.12   Form of Debt Warrant Agreement, together with form of Warrant.*

    4.13   Form of Deposit Agreement, together with form of Depositary
           Receipt.*

    5      Opinion and Consent of Donovan Leisure Newton & Irvine.*

    12 Statement of Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends.

    15 Letter in Lieu of Consent of Deloitte & Touche re Unaudited Interim Financial Information.

    19 Reserve information from Guaranty National Corporation's 1993 10-K (incorporated by reference to pages 11-14 of Guaranty National Corporation's Annual Report on Form 10-K for 1993, Commission file number 1-10861).

    23.1   Consent of Donovan Leisure Newton & Irvine (See Exhibit 5).

    23.2   Consents of Deloitte & Touche.

    24 Powers of Attorney, together with Resolutions of the Board of Directors of the Registrant certified by the Secretary.

    25.1 Form T-1: Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of State Street Bank and Trust Company of Connecticut, National Association, as Trustee under the Indenture for Subordinated Debt Securities.

    25.2 Form T-1: Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of State Street Bank and Trust Company of Connecticut, National Association, as Trustee for Senior Debt Securities.

    [FN]
    --------------------
    *    To be filed by amendment or by a report on Form 8-K pursuant to
         Item 601 of Regulation S-K.

         Previously filed.

    28 Information from reports furnished to state insurance regulatory authorities (incorporated by reference to Exhibit 28 to Registrant's Annual Report on Form 10-K for 1993).












































    [FN]
    --------------------
         Previously filed.

    ITEM 17.  UNDERTAKINGS

         (a) Rule 415 offering.

         The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  Incorporation of Subsequent Exchange Act Documents.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)  Rule 430A.

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 15th day of July, 1994.


                                             ORION CAPITAL CORPORATION



                                             By           *
                                               ---------------------------
                                               Alan R. Gruber
                                               Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                    Title                  Date
         ---------                    -----                  ----


              *                  Chairman of the Board   July 15, 1994
    -----------------------
        Alan R. Gruber           (Principal Executive
                                 and Financial Officer)


              *                  Vice President and      July 15, 1994
    -----------------------
       Daniel L. Barry           Controller (Principal
                                 Accounting Officer)


              *                  Director                July 15, 1994
    -----------------------
        Bertram J. Cohn


              *                  Director                July 15, 1994
    -----------------------
        John C. Colman

              *                  Director                July 15, 1994
    -----------------------
        Larry D. Hollen


              *                  Director                July 15, 1994
    -----------------------
       Robert H. Jeffrey


              *                  Director                July 15, 1994
    -----------------------
        Warren R. Lyons


              *                  Director                July 15, 1994
    -----------------------
      James K. McWilliams


              *                  Director                July 15, 1994
    -----------------------
        Ronald W. Moore


              *                  Director                July 15, 1994
    -----------------------
        Donald Reich


              *                  Director                July 15, 1994
    -----------------------
       Robert B. Sanborn


                                 Director                       , 1994
    -----------------------                                  --
      William J. Shepherd


              *                  Director                July 15, 1994
    -----------------------
        John R. Thorne


              *                  Director                July 15, 1994
    -----------------------
        Roger B. Ware

    *    Pursuant to Power of
         Attorney:



         By:/s/Michael P. Maloney
            ---------------------
         Name:  Michael P. Maloney
         Title:  Vice President, General Counsel and Secretary

         Attorney-in-Fact



         July 15, 1994
              --

                                 Exhibit Index

    Exhibits                                                    Page

    (a)

    1       Proposed form(s) of Underwriting Agreement(s).*

    4.1 Restated Certificate of Incorporation of the Registrant, as amended on June 3, 1993
            (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for 1993).

    4.2     By-Laws, as amended on May 7, 1993
            (incorporated by reference to the
            Registrant's Annual Report on Form 10-K
            for 1993).

    4.3     Certificate of Designation, Preferences
            and Rights of Series A Junior Participation
            Preferred Stock of the Registrant, dated
            March 23, 1989 (incorporated by reference to Exhibit 4(xi) to the Registrant's Annual
            Report on Form 10-K for 1988).

    4.4     Certificate of Designation, Preferences
            and Rights of Preferred Stock to be
            offered hereunder.*

    4.5 Specimen certificate representing shares of the Registrant's Common Stock (proof of
            March 27, 1989) (incorporated by reference to Exhibit 4(xii) to the Registrant's Annual
            Report on Form 10-K for 1988).

    4.6     Rights Agreement dated as of March 15,
            1989 between Orion Capital Corporation and
            Chemical Bank (formerly Manufacturers Hanover
            Trust Company), Rights Agent (incorporated by reference to Registrant's Form 8-A filed on March 28, 1989).



    [FN]
    --------------------
    *    To be filed by amendment or by a report on Form 8-K pursuant to
         Item 601 of Regulation S-K.

         Previously filed.





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
                                 Exhibit Index

    Exhibits                                                    Page

    4.7 Indenture, dated as of September 8, 1992, between Orion Capital Corporation and
            Shawmut Bank Connecticut, National Association
            (formerly The Connecticut National Bank), as Trustee of the 9 1/8% Senior Notes due
            September 1, 2002 (incorporated by reference to Exhibit 4(v) to Registrant's Annual Report on Form 10-K for 1992).

    4.8     Specimen certificate representing Orion
            Capital Corporation's 9 1/8% Senior Notes
            (incorporated by reference to Exhibit 4(vi) to Registrant's Annual Report on Form 10-K for 1992).

    4.9 Form of Indenture for Senior Debt Securities between the Registrant and State Street Bank and Trust Company of Connecticut, National
            Association, as Trustee.

    4.10    Form of Indenture for Subordinated Debt
            Securities between the Registrant and State
            Street Bank and Trust Company of Connecticut,
            National Association, as Trustee.

    4.11    Form of Stock Warrant Agreement.*

    4.12 Form of Debt Warrant Agreement, together with form of Warrant.*

    4.13 Form of Deposit Agreement, together with form of Depositary Receipt.*

    5       Opinion and Consent of Donovan Leisure Newton
            & Irvine.*


    [FN]
    --------------------
    *    To be filed by amendment or by a report on Form 8-K pursuant to
         Item 601 of Regulation S-K.

         Previously filed.

                                 Exhibit Index

    Exhibits                                                    Page

    12 Statement of Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined
            Fixed Charges and Preferred Stock Dividends.

    15 Letter in Lieu of Consent of Deloitte & Touche re Unaudited Interim Financial Information.

    19      Reserve information from Guaranty National
            Corporation's 1993 10-K (incorporated by reference to pages 11-14 of Guaranty National
            Corporation's Annual Report on Form 10-K for
            1993, Commission file number 1-10861).

    23.1    Consent of Donovan Leisure Newton & Irvine
            (See Exhibit 5).

    23.2    Consents of Deloitte & Touche.

    24 Powers of Attorney, together with Resolutions of the Board of Directors of Registrant certified by the Secretary.

    25.1    Form T-1:  Statement of Eligibility and
            Qualification under the Trust Indenture Act of 1939 of State Street Bank and Trust
            Company of Connecticut, National Association, as Trustee under the Indenture for Subordinated
            Debt Securities.

    25.2    Form T-1:  Statement of Eligibility and
            Qualification under the Trust Indenture Act of 1939 of State Street Bank and Trust Company of Connecticut, National Association, as
            Trustee for Senior Debt Securities.

    28 Information from reports furnished to state insurance regulatory authorities (incorporated by reference to Exhibit 28 to Registrant's
            Annual Report on Form 10-K for 1993).



    [FN]
    --------------------
         Previously filed.







                                          -52-